Exhibit 99.1

Message to All ADM Colleagues from Chair of the Board and CEO Juan Luciano

1/26/2024

ADM Colleagues,

ADM is an organization of high integrity with extremely competent and dedicated colleagues that I am proud to lead, and as much as we strive for excellence, we are not perfect. When we become aware of potential issues, we take the time to analyze, to understand and to fix them if needed, with transparency.

So, we are conducting an investigation about intersegment sales, which involves the transfer of goods and the related financial accounting between business segments. For this reason, it is taking longer to close our financial results, but these sales do not materially affect our overall results. We are a strong company with a strong financial position.

As evidence of this strength, we expect to report the second best result in our history — above $6.90 in adjusted earnings per share. We also announced that the Board has declared a cash dividend of 50 cents per share, in line with our dividend growth commitment and maintaining our historic record of more than 92 years. We have a strong balance sheet and cash flows, with our Q4 2023 leverage (adjusted net debt to adjusted EBITDA) expected to remain at similar healthy levels to Q3 2023.

We remain focused on our commitment to food security, health and well-being and sustainability globally. We have a strong AS&O business, getting stronger through initiatives that include regenerative agriculture and our destination marketing reach; a winning Carbohydrates Solutions business that is diversifying its renewable offerings; and a Nutrition business that continues to globally extend these capabilities into specialty products. We have a clear set of priorities for 2024, with a push for excellence to elevate our safety, our customer service and our execution around the world.

You are a crucial part of our success and I want to thank you again for your continued dedication and unwavering commitment to ADM. Our priority remains serving the needs of our customers around the world, so let’s keep our focus on delivering them our best as Team ADM.

Best,

Juan